EXHIBIT 99.1

LITHIA MOTORS Q2 REVENUES GROW 13% TO A RECORD $846 MILLION; TOTAL SAME STORE SALES INCREASE 7.6%; EARNINGS OF $0.55 PER SHARE

MEDFORD, OREGON, AUGUST 1, 2006 (5:00 a.m. PDT) - Lithia Motors, Inc. (NYSE: LAD) today announced that second quarter 2006 sales increased 13% to $846.5 million as compared to $750.8 million in the same period last year. New vehicle sales increased 13%, used vehicle sales increased 15%, finance/insurance sales increased 21% and parts/service sales increased 14%.

Second quarter 2006 net income from continuing operations was $11.7 million as compared to $13.1 million in the second quarter of 2005. Diluted earnings per share from continuing operations, including the $0.03 effect of accounting for equity compensation under FAS123(R), were $0.55.

Second quarter 2006 earnings per share from continuing operations, excluding the effect of accounting for equity compensation under FAS123(R), were $0.58 as compared to $0.62 in the same period last year.

Sid DeBoer, Lithia's Chairman and CEO, commented, "In the second quarter we had strong increases in same store sales in all business lines. Total same store sales increased 7.6% and total same store gross profits increased 6.8% . Earnings, however, did not quite keep pace due to certain unusual expenses and because we sacrificed new car margins in order to gain sales volume and market share. It was a difficult sales environment affected by both higher fuel prices and interest rates."

"Our strategy to aggressively pursue market share that began in the first quarter of the year, continued throughout the second quarter. This resulted in an increase in new vehicle same store sales of 6.6% as compared to an industry that was down much more than 5%. This was on top of strong increases in new same store sales in the second quarter of last year that resulted from the introduction of employee pricing programs at our GM stores. Our used vehicle business and parts and service businesses also performed well, with same store sales up 9.2% and 7.5% respectively," concluded Mr. DeBoer.

For the six-month period ending June 30, 2006, total sales increased 13% to $1.59 billion from $1.41 billion in the same period last year. New vehicle sales increased 16%, used vehicle sales increased 11%, finance/insurance sales increased 16%, and parts/service sales increased 12%.

For the first six-months, Lithia's net income from continuing operations was $22.3 million as compared to $23.6 million in the first six months of 2005. Diluted earnings per share from continuing operations, including the $0.06 effect of accounting for equity compensation under FAS123(R), were $1.05.

For the first half of 2006 earnings per share from continuing operations, excluding the affect of accounting for equity compensation under FAS123(R), were $1.11 as compared to $1.13 in the same period last year.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "In the second quarter, we completed four acquisitions; a Dodge store in Fresno, California, and three Chrysler Dodge and Jeep stores located in Twin Falls, Idaho; Bryan, Texas and La Crosse Wisconsin. Year to date we have completed acquisitions with approximately $160 million in annualized revenues, and we are still on track to hit our annual acquisition targets."

"While Lithia posted strong sales and gross profit performance in what was an anemic sales environment, not all the benefits accrued to the bottom line. A number of items impacted our second quarter earnings: hailstorm damage at stores in three of our markets; a higher tax rate affecting our second quarter due to a change in accounting estimates; stock option expense as a result of FAS123(R); a deferral of certain manufacturer incentives to future months due to changes in the incentive; higher interest expense corresponding to increased inventories and higher interest rates. We also now have duplication of some costs related to various long-term operational initiatives that should benefit the company's long-term performance. While many of these items will not carry through to the third quarter, we expect the higher SG&A, option and interest expense to be factors that impact earnings throughout the rest of the year."

"As a result of these items, we are lowering our guidance for the full-year 2006, which is included in the table below. In particular we have noticed that analyst projections for the third quarter are overly optimistic. Last year's third quarter was very strong with high operating margins and strong same store sales growth concurrent with a very strong incentive environment. Therefore, it will be very difficult to exceed last year's third quarter earnings. The full-year 2006 guidance is on a continuing operations basis. It assumes a steady pace of acquisitions and dispositions and includes the effect of FAS123(R), expensing for stock options and our employee stock purchase plan, that took affect starting in the first quarter of this year," concluded Jeffrey B. DeBoer.

	Earnings Per Share	Guidance
	FY 2005	FY 2006
EPS w/o FAS 123(R) adoption:	$2.37	$2.32 - $2.40(non-GAAP)
Effect of FAS 123(R):	N/A	($0.12)
EPS - Reportable 2006:	N/A	$2.20 - $2.28

The inclusion of the non-GAAP "EPS without FAS 123(R) amounts" is included in the above guidance because management believes that the absence of a comparable expense in 2005 would obscure the earnings estimate on a comparable basis. As noted above, the EPS guidance is also given for reportable EPS and reconciles to the non-GAAP number.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Statement 123 (revised 2004) ("FAS123(R)") that required that the value of all equity-based compensation arrangements, including stock options and employee stock purchase plans, be accounted for using a "fair value" method. Prior to 2006, the Company had accounted for such arrangements under the "intrinsic method" permitted by APB 25 and the amounts under the fair value method were presented in the footnotes to the company's financials filed on Form 10-K. The new rules became effective for the Company commencing with the first quarter of 2006. Adoption of this accounting change does not affect the cash flow of the Company.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the second quarter 2006 in its conference call scheduled for 11 a.m. PT today. The call can be accessed live by calling 973-633-1010. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company with 96 stores located in 38 markets in 13 states, selling 25 brands of new vehicles and over the Internet at "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include, items which impacted earnings, anticipated revenues of recently acquired and projected new store acquisitions and projected full-year 2006 earnings per share guidance.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Three Months Ended
	June 30,		$Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
New Vehicle Sales	$496,121	$438,375	$57,746	13.2%
Used Vehicle Sales	230,909	200,769	30,140	15.0
Finance & Insurance	32,776	27,204	5,572	20.5
Service, Body & Parts Sales	85,736	75,417	10,319	13.7
Fleet & Other Revenues	939	9,064	(8,125)	(89.6)
Total Revenues	846,481	750,829	95,652	12.7
Cost of Sales	702,256	623,584	78,672	12.6
Gross Profit	144,225	127,245	16,980	13.3
SG&A Expense	107,536	93,323	14,213	15.2
Depreciation/Amortization	4,212	3,406	806	23.7
Income from Operations	32,477	30,516	1,961	6.4
Flooring Interest Expense	(8,931)	(6,000)	2,931	48.9
Other Interest Expense	(3,641)	(3,036)	605	19.9
Other Income, net	315	247	68	27.5
Income from continuing operations
before income taxes	20,220	21,727	(1,507)	(6.9)
Income Tax Expense	8,503	8,622	(119)	(1.4)
Income Tax Rate	42.1%	39.7%
Income from continuing ops.	11,717	13,105	(1,388)	(10.6)
Loss from discontinued operations,
net of income taxes	(50)	(430)	(380)	(88.4)

Net Income	$11,667	$12,675	($1,008)	(8.0)%

Diluted Net Income per share:
Continuing Operations	$0.58	$0.62	$(0.04)	(6.5)%
Effects of FAS123(R)	(0.03)	-
Diluted Net Income per share
after effect of FAS123(R):	$0.55	$0.62	(0.07)	(11.3)%
Discontinued Operations	-	(0.02)
Net Income per share	$0.55	$0.60	(0.05)	(8.3)%
Diluted Shares Outstanding	22,150	21,749	401	1.8%

			Increase	Increase
Unit Sales:	2006	2005	(Decrease)	(Decrease)
New Vehicle	18,276	15,601	2,675	17.1%
Used - Retail Vehicle	11,861	10,601	1,260	11.9
Used - Wholesale	6,317	5,703	614	10.8
Total Units Sold	36,454	31,905	4,549	14.3

LITHIA MOTORS, INC.

	Three Months Ended
	June 30,		$Increase	% Increase
Average Selling Price:	2006	2005	(Decrease)	(Decrease)
New Vehicle	$27,146	$28,099	($953)	(3.4)%
Used - Retail Vehicle	16,270	15,686	584	3.7
Used - Wholesale	6,004	6,047	(43)	(0.7)

Key Financial Data:
Gross Profit Margin	17.0%	16.9%
SG&A as a % of Gross Profit	74.6%	73.3%
Operating Margin	3.8%	4.1%
Pre-Tax Margin	2.4%	2.9%

Gross Margin/Profit Data	2006	2005
New Vehicle Retail	7.3%	7.9%
Used Vehicle Retail	15.8%	15.9%
Used Vehicle Wholesale	2.8%	3.9%
Service, Body & Parts	50.3%	49.3%
New Retail Gross Profit/Unit	$1,984	$2,220
Used Retail Gross Profit/Unit	$2,575	$2,494
Used Wholesale Gross Profit/Unit	$168	$234
Finance & Insurance/Retail Unit	$1,088	$1,038

Same Store Data	2006	2005
New Vehicle Retail Sales	6.6%	4.8%
Used Vehicle Sales (includes Wholesale) 9.2%		4.2%
Total Vehicle Sales (excludes fleet)	7.4%	4.6%
Finance & Insurance Sales	14.3%	2.9%
Service, Body & Parts Sales	7.5%	1.4%
Total Sales (Excluding Fleet)	7.6%	4.2%
Total Gross Profit (Excluding Fleet)	6.8%	3.1%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Six Months Ended
	June 30,		$Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
New Vehicle Sales	$923,871	$797,994	$125,877	15.8%
Used Vehicle Sales	439,987	398,091	41,896	10.5
Finance & Insurance	60,330	51,820	8,510	16.4
Service, Body & Parts Sales	168,209	149,682	18,527	12.4
Fleet & Other Revenues	2,269	12,168	(9,899)	(81.4)
Total Revenues	1,594,666	1,409,755	184,911	13.1
Cost of Sales	1,319,660	1,165,278	154,382	13.2
Gross Profit	275,006	244,477	30,529	12.5
SG&A Expense	208,253	182,455	25,798	14.1
Depreciation/Amortization	8,258	6,794	1,464	21.5
Income from Operations	58,495	55,228	3,267	5.9
Flooring Interest Expense	(15,546)	(11,102)	4,444	40.0
Other Interest Expense	(6,972)	(5,841)	1,131	19.4
Other Expense, net	742	532	210	39.5
Income from continuing operations
before income taxes	36,719	38,817	(2,098)	(5.4)
Income Tax Expense	14,373	15,236	(863)	(5.7)
Income Tax Rate	39.1%	39.3%
Net Income from continuing ops.	22,346	23,581	(1,235)	(5.2)%
Income (Loss) from discontinued
operations, net of income taxes	(1,371)	(916)	455	49.7

Net Income	$20,975	$22,665	($1,690)	(7.5)%

Diluted Net Income per share:
Continuing Operations	$1.11	$1.13	$(0.02)	(1.8)%
Effects of FAS123(R)	(0.06)	-
Diluted Net Income per share
after effect of FAS123(R):	$1.05	$1.13	(0.08)	(7.1)%
Discontinued Operations	(0.06)	(0.04)
Net Income per share	$0.99	$1.09	(0.10)	(9.2)%
Diluted Shares Outstanding	22,109	21,710	399	1.8%

			Increase	Increase
Unit Sales:	2006	2005	(Decrease)	(Decrease)
New Vehicle	33,517	28,465	5,052	17.7%
Used - Retail Vehicle	22,618	21,421	1,197	5.6
Used - Wholesale	11,851	11,247	604	5.4
Total Units Sold	67,986	61,133	6,853	11.2

LITHIA MOTORS, INC.

	Six Months Ended
	June 30,		$Increase	% Increase
Average Selling Price:	2006	2005	(Decrease)	(Decrease)
New Vehicle	$27,564	$28,034	($470)	(1.7)%
Used - Retail Vehicle	16,219	15,450	769	5.0
Used - Wholesale	6,172	5,970	202	3.4

Key Financial Data:
Gross Profit Margin	17.2%	17.3%
SG&A as a % of Gross Profit	75.7%	74.6%
Operating Margin	3.7%	3.9%
Pre-Tax Margin	2.3%	2.8%

Gross Margin/Profit Data	2006	2005
New Vehicle Retail	7.6%	8.0%
Used Vehicle Retail	15.6%	15.7%
Used Vehicle Wholesale	3.9%	4.1%
Service, Body & Parts	49.6%	49.0%
New Retail Gross Profit/Unit	$2,096	$2,246
Used Retail Gross Profit/Unit	$2,532	$2,420
Used Wholesale Gross Profit/Unit	$241	$247
Finance & Insurance/Retail Unit	$1,075	$1,039

Same Store Data	2006	2005
New Vehicle Retail Sales	8.8%	(0.2)%
Used Vehicle Sales (includes Wholesale)	4.7%	1.0%
Total Vehicle Sales (excludes fleet)	7.4%	0.2%
Finance & Insurance Sales	9.5%	0.8%
Service, Body & Parts Sales	6.3%	0.8%
Total Sales (Excluding Fleet)	7.4%	0.3%
Total Gross Profit (Excluding Fleet)	5.9%	2.4%

LITHIA MOTORS, INC.

Balance Sheet Highlights (Dollars in Thousands)

	June 30, 2006	December 31, 2005
	Unaudited
Cash & Cash Equivalents	$23,435	$48,566
Trade Receivables*	113,912	106,443
Inventory	881,990	606,047
Assets Held for Sale	-	27,411
Other Current Assets	13,057	15,781
Total Current Assets	1,032,394	804,248

Real Estate, net	282,032	255,372
Equipment & Leases, net	84,008	77,805
Goodwill, net	276,731	260,899
Other Assets	64,824	54,390
Total Assets	$1,739,989	$1,452,714

Floorplan Notes Payable	$763,081	$530,452
Liabilities held for sale	-	22,388
Other Current Liabilities	107,397	95,560
Total Current Liabilities	870,478	648,400

Used Vehicle Flooring	18,000	-
Real Estate Debt	168,508	154,046
Other Long-Term Debt	142,609	136,505
Other Liabilities	57,743	54,130

Total Liabilities	1,257,338	993,081

Shareholders' Equity	482,651	459,633

Total Liabilities &
Shareholders' Equity	$1,739,989	$1,452,714

* Includes contracts-in-transit of $52,599 and $52,453 at June 30, 2006 and December 31, 2005 respectively.

Other Balance Sheet Data (Dollars in Thousands except per share data)

Current Ratio	1.2x	1.2x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	23%	23%
Working Capital	$161,916	$155,848
Book Value per Basic Share	$24.80	$23.97